FORM OF PERFORMANCE SHARE UNIT AGREEMENT

THIS AGREEMENT, dated as of the day of 2006, between DYCOM INDUSTRIES, INC., a Florida corporation (the “Company”), and      (the “Participant”).

WHEREAS, the Participant is an officer or key employee of the Company or one of its Affiliates and, subject to the terms and conditions set forth herein, the Company desires to provide the Participant with an additional incentive to remain in its employ and to increase his or her interest in the success of the Company by granting the Participant an Award to receive a certain number of performance based restricted stock units entitling the Participant to receive shares of common stock, par value $0.331/3 per share, of the Company (the “Common Stock”) under the Company’s 2003 Long-Term Incentive Plan (the “Plan”), subject to the Company’s achievement of certain Performance Targets (as set forth below) during the applicable Performance Period (the “Performance Units”);

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.	Definitions; Incorporation of Plan Terms.

Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan, a copy of which is attached hereto. This Award Document and the Performance Units shall be subject to the Plan, the terms of which are incorporated herein by reference, and in the event of any conflict or inconsistency between the Plan and this Award Document, the Plan shall govern.

2.	Grant of Performance Units.

Subject to the terms and conditions contained herein and in the Plan, the Company hereby grants the Participant the Target Number of Performance Units specified at the foot of the signature page hereof. The actual number of shares of Common Stock that a Participant receives will be subject to the terms and conditions of the Plan and this Award Agreement, including, without limitation the Company’s achievement of the Performance Targets. For purposes of the Plan and this Award Document, the Grant Date is the date specified at the foot of the signature page hereof.

3.	Vesting of Performance Units.

(a) Annual Award Vesting. Subject to the terms and conditions contained herein and in the Plan, the Performance Units will vest and become non-forfeitable in substantially equal installments on each of October 17, 2007, October 17, 2008 and October 17, 2009 (each, a “Vesting Date”), based on the level of the applicable Performance Targets set forth on Appendix A hereto that are attained with respect to the performance periods applicable to each Vesting Date and will be determined by the (i) number of Performance Units that are subject to vesting on such Vesting Date, multiplied by (ii) applicable Performance Leverage Factor (“PLF”) shown in Appendix A for the attained level of the Performance Targets; provided, however, that the Participant is employed by the Company or an Affiliate on the applicable Vesting Date (each, an “Annual Award”).

(b) Supplemental Award Vesting. Subject to the terms and conditions contained herein and in the Plan, the Participant will also be eligible to receive an additional number of Performance Units on each Vesting Date (the “Supplemental Award”) based on the level of the applicable Performance Targets set forth on Appendix B hereto that are attained with respect to the performance periods applicable to each Vesting Date and will be determined by the (i) number of Performance Units that actually vest with respect to the Annual Award on such Vesting Date pursuant to Section 3(a) above, multiplied by (ii) applicable PLF shown in Appendix B for the attained level of the Performance Targets; provided, however, that the Participant is employed by the Company or an Affiliate on the applicable Vesting Date. Notwithstanding the foregoing, in no event shall a Participant be entitled to a Supplemental Award if the Participant does not receive an Annual Award with respect to the applicable Vesting Date.

(c) Settlement of Awards. The Company will issue a Participant shares of Common Stock in settlement of the vested portion of an Award as soon as practicable following the applicable Vesting Date in whole shares of Common Stock (rounded up or down to the nearest whole share). The number of shares issued to the Participant (if any) shall equal the number of shares of Common Stock representing the vested portion of the Award receivable by such Participant following the Vesting Date. All Performance Units subject to such Vesting Date will be cancelled upon settlement of the award.

4.	Termination of Employment.

Except to the extent otherwise provided by the Plan or this Award Document, in the event of the Participant’s termination of employment for any reason prior to an applicable Vesting Date, the Participant shall immediately forfeit all unvested Performance Units as of the date of such termination.

5.	Nontransferability of the Performance Units.

Unless determined otherwise by the Committee, the Award may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner; provided, however, that an Award will be transferable, in whole or in part, with the written consent of the Committee, to a trust established wholly or in part for the benefit of the Participant’s immediate family members. Such transfers are subject to the terms and conditions of the Plan and this Award Document.

6.	Rights as a Stockholder.

No shares of Common Stock represented by the Performance Units will be earmarked for a Participant or his or her account. A Participant will have no rights as a shareholder with respect to any Award until the shares of Common Stock underlying the Performance Units have been issued to the Participant following the applicable Vesting Date, and no adjustment shall be made for dividends or distributions or other rights in respect of any shares of Common Stock until such time as the shares are delivered to the Participant in accordance with this Award Document. Upon issuance of the shares of Common Stock as of a Vesting Date, the Participant will be the owner of record of such shares and shall be entitled to all of the rights of a stockholder of the Company, including the right to vote and the right to receive dividends.

7.	Taxes and Withholdings.

No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to the Performance Units, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount.

Unless otherwise determined by the Committee, in its sole discretion, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligation of the Company under this Award Document will be conditional upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

8.	Notices.

All notices and other communications under this Award Document will be in writing and will be given by hand delivery to the other party or by facsimile, first class mail, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Participant:

at the last known address on record at the Company.

If to the Company:

11770 U.S. Highway 1

Suite 101

Palm Beach Gardens, Florida 33408

Attention: General Counsel

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 8. Notice and communications shall be effective when actually received by the addressee.

9.	Successor.

Except as otherwise provided hereunder, this Award Document will be binding upon and will inure to the benefit of any successor or successors of the Company, and to any transferee or successor of the Participant pursuant to Section 5.

10.	Governing Law.

The interpretation, performance and enforcement of this Award Document will be governed by the laws of the State of Florida without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Florida.

11.	Severability.

If any provision of this Award Document is held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining provisions of this Award Document, but this Award Document will be construed and enforced as if such illegal or invalid provision had never been included herein.

12.	Corporate Changes; Changes in Capitalization.

(a) Neither the Plan or this Award Document shall affect or restrict in any way the right or power of the Company or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company, or any merger or consolidation of the Company, or any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock (including, without limitation, the Performance Units), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the assets or business of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) The number and kind of shares authorized for issuance under the Plan, including the maximum number of shares available under the special limits provided for in the Plan, may be equitably adjusted in the sole discretion of the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below Fair Market Value or other similar corporate event affecting the Common Stock in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number of Performance Units will be equitably adjusted (including by payment of cash to the Participant) in order to preserve the benefits or potential benefits intended to be made available to the Participant with respect to such Performance Units. The determination as to what adjustments shall be made in order to preserve the benefits or potential benefits intended to be made available to the Participant with respect to such Performance Units shall be made by the Committee, in its sole discretion, and such determination shall be final and binding on the Company and the Participant. Unless otherwise determined by the Committee, such adjusted Performance Units shall be subject to the same restrictions and vesting or settlement schedule to which it is subject.

13. Adjustment of Performance Targets and Award. To the extent permitted by Code Section 162(m), the Committee shall have the right to adjust the Performance Targets and the Award (either up or down) if it determines that an extraordinary corporate event such as a material acquisition or divestiture, change in the capital structure of the Company or unanticipated business conditions have materially affected the fairness of the Performance Targets. In addition, Performance Targets and Awards shall be calculated without regard to any changes in accounting standards that may be required as a result of changes in generally accepted accounting principles after such Performance Targets or Awards are established.

14.	Exchange Act.

Notwithstanding anything contained in the Plan or this Award Document to the contrary, if the consummation of any transaction under the Plan or this Award Document would result in the possible imposition of liability on the Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

15.	Compliance with Code Section 409A.

Payments of shares of Common Stock under this Agreement shall be made in accordance with the provisions of Code Section 409A and, to the extent that such payments are made in connection with a Participant’s termination of employment, may be delayed for six months and one day to the extent the Committee determines that such delay is necessary or advisable to comply with the provisions of Code Section 409A.

16.	Amendment.

Notwithstanding anything herein to the contrary, the Board or the Committee may, at any time, amend or modify this Award Document; provided, however, that no amendment or modification of this Award Document shall materially and adversely alter or impair the rights of the Participant without the consent of the Participant. Notwithstanding the foregoing, the Committee has the right, without the Participant’s written consent, to amend or modify the terms of the Plan or this Award Document to the extent the Committee deems necessary or advisable to comply with Code Section 409A. The waiver by either party of compliance with any provision of this Award Document shall not operate or be construed as a waiver of any other provision of this Award Document, or of any subsequent breach by such party of a provision of this Award Document.

17.	No Rights to Future Awards or Continued Employment.

The Participant shall not have any claim or right to receive or be eligible to receive any additional Awards under the Plan. Neither the Plan nor this Award Document nor any action taken or omitted to be taken hereunder or thereunder shall be deemed to create or confer on the Participant any right to be retained in the employ of the Company or to interfere with or to limit in any way the right of the Company to terminate the employment of the Participant at any time.

18.	Acceptance and Acknowledgement of Award.

The Performance Targets and the details outlined in this Award Document should not be discussed with, shared with, photocopied or distributed to others. By signing and returning this Award Document, you are agreeing to all of the terms contained in this Award Document, including, but not limited to, the terms related to confidentiality. Participation in this program and its details are highly confidential and may not be discussed by a Participant with anyone other than the Participant’s spouse or immediate family or financial or legal advisors. Breach of this confidentiality condition could affect the amount of a Participant’s actual Award.

19.	Entire Agreement.

This Award Document and the Plan set forth the entire agreement and understanding between the parties hereto with respect to the matters covered herein, and supersede all prior agreements and understandings concerning such matters. This Award Document may be executed in one or more counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same agreement. The headings of sections and subsections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of this Award Document.

IN WITNESS WHEREOF, the Company has caused this Award Document to be executed by its duly authorized officer and the Participant has executed this Award Document, both as of the day and year first above written.

DYCOM INDUSTRIES, INC.

By:
Name:
Title:

PARTICIPANT

Name:

Address:

Target Number of Performance Units:

Date of Grant: October 17, 2006

APPENDIX A

Annual Award Performance Targets

Operating Earnings Before AI
for
Applicable Annual Award
Period

	Operating Earnings Before AI for Applicable Annual Award Period	Vesting Percentage*	Operating Cash Flow Ratio for Applicable Annual Award Period	PLF

Fiscal Year 2007

Fiscal 2008

Fiscal 2009

*The vesting percentage is interpolated for “Operating Earnings Before AI for Applicable Annual Award Period” between      % and      % of contract revenue.

For purposes of this Award Document, the following terms are defined as follows:

“Operating Cash Flow Ratio” means the ratio of Operating Cash Flow to Net Income Before AI.

“PLF” means Performance Leverage Factor.

The following elements will be taken from the Company’s consolidated financial statements for the applicable Annual Award period or Supplemental Award Period (as applicable):

1. Operating cash flow (“Operating Cash Flow”)

2.	Operating earnings before asset impairments and before any amount recorded for performance unit compensation (“Operating Earnings Before AI”) which is comprised of income before income taxes (excluding (a) amounts for asset impairments in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or related accounting guidance, (b) amounts for performance unit or performance share compensation and (c) amounts associated with the extinguishment of debt or termination of debt agreements).

3.	Net income before asset impairments and before any amount recorded for performance unit compensation (“Net Income Before AI”) which is comprised of Net Income (excluding after tax (a) amounts for asset impairments in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets”, SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” or related accounting guidance, (b) amounts for performance unit or performance share compensation and (c) amounts associated with the extinguishment of debt or termination of debt agreements).

For purposes of this Award Document, Operating Cash Flow Ratio and Operating Earnings Before AI will be rounded to the nearest one hundredth of a percentage point, with five thousandths of a percentage point being rounded upwards (e.g., 4.995% being rounded up to 5.0%).

APPENDIX B

Supplemental Award Performance Targets

Operating Cash Flow
	Operating Earnings Before AI	Ratio for
	for	Applicable
Supplemental Award	Applicable Supplemental	Supplemental Award
Period	Award Period	Period	PLF
Fiscal Year
2007
Fiscal Years 2007-2008

Fiscal Years 2007-2009